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May 16, 1997




Qualmark Corporation
1329 S. 121st Avenue
Denver, CO  80234

Gentlemen:

We have acted as counsel to Qualmark Corporation ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 ("Registration Statement") covering registration under the Securities Act of 1933 of 750,534 shares of the Company's Common Stock, no par value per share ("Shares"). The Shares are offered as follows: (i) 159,746 shares pursuant to the QualMark Corporation 1993 Stock Option Plan; (ii) 415,000 shares pursuant to the QualMark Corporation 1996 Stock Option Plan; and (iii) 175,788 shares pursuant to non-qualified options. As such, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, its Bylaws and minutes of meetings of its Board of Directors.

Based on the foregoing, and assuming that the Shares will be sold according to the Registration Statement at a time when effective and that there will be compliance with all applicable securities laws involved in those states in which the shares may be sold, we are of the opinion that, upon issuance of the Shares according to the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

Sincerely,



CHRISMAN, BYNUM & JOHNSON, P.C.